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                     June 12, 2023

       Peter Benevides
       Chief Financial Officer
       Olo Inc.
       99 Hudson Street
       10th Floor
       New York, NY 10013

                                                        Re: Olo Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-40213

       Dear Peter Benevides:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services